Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

Introduction

On August 31, 2016, Westlake Chemical Corporation (the “Company”), completed the acquisition of, and acquired all of the remaining equity interest in, Axiall Corporation, a Delaware corporation (“Axiall”). Prior to the acquisition, the Company held 3.1 million shares in Axiall. Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2016, by and among the Company, Axiall and Lagoon Merger Sub, Inc., a Delaware corporation that is a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into Axiall (the “Merger”), with Axiall surviving the Merger as a wholly-owned subsidiary of the Company.

Set forth below is the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2016. The pro forma financial information has been derived from the historical consolidated financial statements of the Company and Axiall and gives pro forma effect to the Merger and related financing transactions entered concurrently with the Merger.

The unaudited pro forma combined consolidated statement of operations, including the notes thereto, should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K.

The unaudited pro forma combined consolidated statement of operations gives effect to the Merger in accordance with the acquisition method of accounting for business combinations. The pro forma adjustments included herein are directly attributable to the Merger, factually supportable, and expected to have a continuing impact on the Company’s consolidated results. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2016 is presented as if the Merger and related financing transactions occurred on January 1, 2016.

Management believes that all significant adjustments necessary to reflect the effects of the Merger and related financing transactions are included in the accompanying unaudited pro forma combined consolidated statement of operations and are deemed to be reasonable. The unaudited pro forma financial statement do not reflect the impact of any potential cost savings or efficiencies the Company may have already achieved or may achieve from the combination of the two entities.

Below is the unaudited pro forma combined consolidated statement of operations and notes thereto which give effect to the Merger and related financing transactions.

WESTLAKE CHEMICAL CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(in thousands of dollars, except share amounts and per share data)

	Historical		Pro Forma
	Westlake Chemical Corporation	Axiall Corporation 8 months ended August 31, 2016	Pro Forma Adjustments		Combined Pro Forma
Net sales	$5,075,456	$2,010,303	$(5,214	) (a)	$7,080,545
Cost of sales	4,094,894	1,794,597	(23,780	) (b)	5,865,711

Gross profit	980,562	215,706	18,566		1,214,834
Selling, general and administrative expenses	295,436	273,926	16,965	(c)	586,327
Transaction and integration-related costs	103,672	66,398	(170,070	) (d)	—

Income from operations	581,454	(124,618)	171,671		628,507
Other income (expense)
Interest expense	(79,473)	(48,307)	(23,751	) (e)	(151,531)
Other income (expense), net	56,398	(7,889)	—		48,509

Income before income taxes	558,379	(180,814)	147,920		525,485
Provision for income taxes	138,520	(61,283)	51,772	(f)	129,009

Net income	419,859	(119,531)	96,148		396,476
Net income attributable to noncontrolling interests	21,000	1,748	—		22,748

Net income attributable to Westlake Chemical Corporation	$398,859	$(121,279)	$96,148		$373,728

Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$3.07				$2.88

Diluted	$3.06				$2.86

Weighted average shares outstanding
Basic	129,367,712				129,367,712

Diluted	129,974,822				129,974,822

See notes to the unaudited pro forma combined consolidated financial statement.

WESTLAKE CHEMICAL CORPORATION

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except share amounts and per share data)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma combined consolidated statement of operations was prepared using the acquisition method of accounting. The unaudited pro forma combined consolidated statement of operations is based on the historical financial statements of the Company and Axiall after giving effect to the Merger and related financing transactions as if the Merger had occurred on January 1, 2016.

2.	PURCHASE PRICE ALLOCATION

The Merger has been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Merger date. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at the effective time of the Merger at their respective fair values and added to those of the Company.

Total consideration transferred for the Merger was $2,539,360. The Merger was accounted for under the acquisition method of accounting. The following table summarizes the consideration transferred at the date of acquisition. The allocation of the consideration transferred is based on management’s estimates, judgments and assumptions. When determining the fair values of assets acquired, liabilities assumed and noncontrolling interests of the acquiree, management made significant estimates, judgments and assumptions. Management estimated that consideration paid exceeded the fair value of the net assets acquired. Therefore, goodwill of $942,096 was recorded. The goodwill recognized is primarily attributable to synergies related to the Company’s vinyls integration strategy that are expected to arise from the Merger.

Final Purchase Consideration as of August 31, 2016
Closing stock purchase:
Offer per share	$33.00
Multiplied by number of shares outstanding at acquisition (in thousands of shares)	67,277

Fair value of Axiall shares outstanding purchased by the Company	2,220,141

Plus:
Axiall debt repaid at acquisition	247,135
Seller’s transaction costs paid by the Company (1)	47,458

Total fair value of consideration transferred	2,514,734

Fair value of Axiall share-based awards attributed to pre-combination service (2)	11,346
Additional settlement value of shares acquired	13,280

Purchase consideration	2,539,360

Fair value of previously held equity interest in Axiall (3)	102,300

Total fair value allocated to net assets acquired	$2,641,660

(1)	Transaction costs incurred by the seller included legal and advisory costs incurred for the benefit of Axiall’s former shareholders and board of directors to evaluate the Company’s initial Merger proposals, explore strategic alternatives and negotiate the purchase price.

(2)	The fair value of share-based awards attributable to pre-combination service includes the ratio of the pre-combination service performed to the original service period of the Axiall restricted share units and options, including related dividend equivalent rights.
(3)	Prior to the Merger, the Company owned 3.1 million shares in Axiall. The investment in Axiall was carried at estimated fair value with unrealized gains recorded as a component of accumulated other comprehensive loss in the consolidated balance sheet. The Company recognized a $49,080 gain for the investment in other income, net in the consolidated statements of operations upon gaining control.

3.	PRO FORMA ADJUSTMENTS

Adjustments included in the columns labeled “Pro Forma Adjustments” in the unaudited combined consolidated statement of operations are as follows:

(a)	Reflects the elimination of $5,214 of pre-combination net sales between the Company and Axiall during the period prior to the Merger.

(b)	Reflects the adjustments to cost of sales for (i) the elimination of inventory purchase price allocation adjustments included in cost of sales because the impact is considered nonrecurring and is not expected to have a continuing impact on the Company’s results of operations; (ii) increases in depreciation expense due to purchase price allocation adjustments; (iii) increases in amortization expense due to recognition of identifiable intangibles acquired and other purchase price allocation adjustments; (iv) the elimination of pre-combination net sales discussed in Note 3a above; and (v) adjustments to pension service costs related to remeasurement of Axiall’s pension and other post-retirement obligations using the Company’s methodology and assumptions.

Year Ended December 31, 2016
Elimination of nonrecurring fair value increases to inventory	$(26,590)
Adjustment to depreciation expense	5,805
Adjustment to amortization expense	1,766
Elimination of pre-combination net sales between the Company and Axiall	(5,214)
Adjustment to Axiall pension service costs	453

Pro forma cost of sales adjustment	$(23,780)

(c)	Reflects the adjustments to selling, general and administrative expenses for (i) increases in amortization expense due to recognition of identifiable intangibles acquired and other purchase price allocation adjustments; (ii) decreases in depreciation expense due to purchase price allocation adjustments; and (iii) adjustments to pension service costs related to remeasurement of Axiall’s pension and other post-retirement obligations using the Company’s methodology and assumptions.

Year Ended December 31, 2016
Adjustment to amortization expense	$20,950
Adjustment to depreciation expense	(2,558)
Adjustment to Axiall pension service costs	(1,427)

Pro forma selling, general and administrative expenses adjustment	$16,965

(d)	Reflects the elimination of transaction and integration-related costs because the impact is considered nonrecurring and is not expected to have a continuing impact on Westlake’s results of operations.

(e)	Reflects the adjustment to interest expense for repayment of Axiall debt outstanding at the date of the Merger and for the following financing transactions entered in connection with the Merger:

Exchange Offers

In September 2016, the Company issued $624,793 aggregate principal amount of 4.625% senior notes due 2021 (the “4.625% Westlake 2021 Senior Notes”) and $433,793 aggregate principal amount of 4.875% senior notes due 2023 (the “4.875% Westlake 2023 Senior Notes” and, together with the 4.625% Westlake 2021 Senior Notes, the “Westlake Exchange Notes”) upon the closing of the Company’s offers to exchange any and all of the $688,000 aggregate principal amount of the outstanding 4.625% senior notes due 2021 issued by Eagle Spinco Inc., a wholly-owned subsidiary of Axiall, and the $450,000 aggregate principal amount of the outstanding 4.875% senior notes due 2023 issued by Axiall (together, the “Subsidiary Notes”). In the exchange offers, $624,793 aggregate principal amount of 4.625% Westlake 2021 Senior Notes and $433,793 aggregate principal amount of 4.875% Westlake 2023 Senior Notes were issued by the Company, leaving outstanding $63,207 aggregate principal amount of the Eagle Spinco, Inc. 4.625% 2021 senior notes and $16,207 aggregate principal amount of the Axiall 4.875% 2023 senior notes.

3.60% Senior Notes due 2026 and 5.0% Senior Notes due 2046

On August 10, 2016, the Company completed its private offering of $750,000 aggregate principal amount of 3.60% senior notes due 2026 (the “3.60% 2026 Senior Notes”) and $700,000 aggregate principal amount of 5.0% senior notes due 2046 (the “5.0% 2046 Senior Notes”).

Credit Agreement

On August 23, 2016, the Company and certain of its subsidiaries entered into an unsecured five-year revolving credit facility (the “Credit Agreement”) in an aggregate principal amount of up to $1,000,000. The Credit Agreement replaced the Company’s existing $400,000 senior secured third amended and restated credit facility, dated as of July 17, 2014. At December 31, 2016, the Company had $325,000 of borrowings outstanding under the Credit Agreement. Borrowings under the Credit Agreement will bear interest, at the Company’s option, at either (a) LIBOR plus a spread ranging from 1.00% to 1.75% that will vary depending on the credit rating of the Company or (b) Alternate Base Rate plus a spread ranging from 0.00% to 0.75% that will vary depending on the credit rating of the Company. The Credit Agreement also requires an undrawn commitment fee ranging from 0.10% to 0.25% that will vary depending on the credit rating of the Company. The interest rate on the outstanding revolving credit facility was 2.19% at December 31, 2016.

Year Ended December 31, 2016
Exchange of Subsidiary Notes and repayment of other Axiall long-term debt	$(46,343)
Issuance of Westlake Exchange Notes	27,701
Issuance of 3.60% Senior Notes due 2026 and 5.0% Senior Notes due 2046	37,465
Credit Agreement (1)	4,928

Pro forma interest expense adjustment	$23,751

(1)	Borrowings outstanding under the Credit Agreement are subject to variable interest rates. Pro forma interest expense is calculated using the actual interest rate in effect during the period presented. A hypothetical 12.5 basis point increase or decrease in the interest rate applied would result in a corresponding change in pro forma interest expense by $420.

(f)	Reflects the adjustment to provision for income taxes due to the estimated continuing impact of pre-tax pro forma adjustments based on the U.S. federal statutory tax rate of 35%.